MAILANDER LAW OFFICE, INC.
4811 49th Street, San Diego, CA 92115 Telephone: (619) 239-9034 | Facsimile: (619) 537-7193 | Internet: tad@mailanderlaw.net

January 19, 2021

Mr. James R. Thompson

Principal Executive Officer

SPYR, Inc.

4643 South Ulster Street, Ste. 1520

Denver, CO 80237

RE:   SPYR, Inc. Form S-8 Registration

Dear Mr. Thompson:

I have acted as special counsel to SPYR, Inc. a Nevada corporation (the “Company”), in connection with the proposed issuance and sale by the Company of up to 10,000,000 shares of Common Stock (the "Common Stock") of the Company pursuant to the SPYR, Inc. Equity Incentive Plan (the “Plan”), as further described in a Registration Statement on Form S-8 (the “Registration Statement”), intended to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering my opinion, I examined such agreements, documents, instruments and records as I deemed necessary or appropriate under the circumstances for me to express my opinion, including, without limitation, the Articles of Incorporation and Bylaws, as restated or amended, of the Company; the resolutions adopted by the Board of Directors of the Company authorizing and approving the Plan and amendments thereto, and preparation and filing of the Registration Statement. In making all of my examinations, I assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as copies, and the due execution and the delivery of all documents by any persons or entities other than the Company, where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

Based on the foregoing, it is my opinion that the Common Stock to be issued according to the Plan has been duly authorized and, when issued in compliance with any conditional terms, delivery, and payment therefor following the terms of the Plan, and the rules and regulations governing Form S-8, will be validly issued, fully paid and nonassessable.

Very truly yours,

MAILANDER LAW OFFICE, INC.

By /s/ Tad Mailander
    Tad Mailander

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